WESTCORE TRUST

AMENDMENT NO. 4 TO

AMENDED AND RESTATED DECLARATION OF TRUST

            The undersigned, being a majority of the trustees of Westcore Trust (the “Trust”), a Massachusetts business trust created and existing under an Amended and Restated Declaration of Trust dated November 19, 1987, as amended July 16, 1990, November 14, 2003 and February 19, 2010 (the “Declaration of Trust”), a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts, having determined that it is desirable and appropriate to further amend the Declaration of Trust in accordance with Section 10.9(C) thereof, do hereby direct that this Amendment No. 4 be filed with the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston and do hereby consent to and adopt the following amendment to the Declaration of Trust:

            1.  Section 9.3 of the Declaration of Trust is replaced in its entirety with the following:

            “9.3     Indemnification of Trustees, Representatives and Employees. The Trust shall indemnify its Trustees, to the fullest extent permitted by law, against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while as a Trustee or thereafter, by reason of his being or having been such a Trustee, except with respect to any matter as to which he shall have acted in bad faith, willful misfeasance, gross negligence or reckless disregard of his duties; provided that any such indemnification shall be preceded by a reasonable and fair determination that an indemnification shall be made, where such reasonable and fair means of determination would include: (a) a final decision on the merits by a court or other body before whom the proceeding was brought that the indemnitee was not liable by reason of disabling conduct, or (b) the reasonable determination, based upon a review of the facts, that the indemnitee was not liable by reason of having acted in bad faith, willful misfeasance, gross negligence or reckless disregard of his duties, by either (i) the vote of a majority of Trustees who are neither “interested persons” as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, nor parties to the proceeding, or (ii) by the written opinion of independent legal counsel; and further provided that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless the Trust shall have received a written opinion from independent legal counsel approved by the Trustees to the effect that if either the matter of willful misfeasance, gross negligence or reckless disregard of duty, or the matter of bad faith had been adjudicated, it would in the opinion of such counsel have been adjudicated in favor of such person.  The rights accruing to any person under these provisions shall not exclude any other right to which he may be lawfully entitled, provided that no person may satisfy any right of indemnity or reimbursement hereunder except out of the property of the Trust.  The Trustees may make advance payments in connection with the indemnification under this Section 9.3, provided that the indemnified person shall have given a written undertaking to reimburse the Trust in the event it is subsequently determined that he is not entitled to such indemnification; and further provided that, as a condition to the advance either: (x) the indemnitee shall provide a security for his or her undertaking; (y) the Trust shall be insured against losses arising by reason of any lawful advances; or (z) either (i) a majority of Trustees who are neither “interested persons” as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, nor parties to the proceeding or (ii) independent legal counsel in a written opinion, shall determine, based on a review of readily available facts, that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

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            The Trustees shall indemnify representatives and employees of the Trust to the same extent that Trustees are entitled to indemnification pursuant to this Section 9.3.

            For the purposes of this Section 9.3, representatives shall mean the officers of the Trust, as elected or appointed by the Trustees from time to time.”

            The foregoing amendment will become effective upon its filing with the Secretary of The Commonwealth of Massachusetts.  This amendment may be executed in multiple counterparts, each of which will be deemed an original, but all of which taken together will constitute one instrument.

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            IN WITNESS WHEREOF, the undersigned execute this Amendment No. 4 to the Declaration of Trust as trustees and not individually this 29th day of April, 2014.

/s/ Mary K. Anstine
Mary K. Anstine

/s/ John A. DeTore
John A. DeTore

_________________________
Rick A. Pederson

/s/ James A. Smith
James A. Smith

/s/ Douglas M. Sparks
Douglas M. Sparks

/s/ Janice M. Teague
Janice M. Teague

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